FOR IMMEDIATE RELEASE
SECUREALERT ANNOUNCES NEW EXECUTIVE MANAGEMENT
SANDY, Utah, October 29, 2012 – SecureAlert, Inc. (OTCBB: SCRA, OTCQB: SCRA), a global leader in offender intervention and tracking technologies widely used by public safety agencies throughout the United States and expanding internationally, announced today that John L. Hastings III will be leaving his role as President, Chief Operating Officer and Chief Executive Officer of the Company effective October 23, 2012 to pursue other opportunities. David Hanlon, Chairman of the Board of Directors of SecureAlert noted, “John was instrumental in restructuring the Company, developing key strategic initiatives, and building strong relationships within our key markets and with our partnering agencies domestically and abroad. One of John’s legacies will be the significant positive shift in the Company’s emphasis to emerging markets in Latin America and the Caribbean, while growing revenues and improving gross margins over his five years of service. We thank him for his many contributions and building the foundations for growth in the future.” A search is underway for a new Chief Executive Officer.
George Schmitt and Winfried Kunz, directors of the Company, will form a Board-appointed Executive Committee to fulfill the duties of the Chief Executive Officer during the interim until a new Chief Executive Officer is identified and engaged by the Company. “With John’s departure and transitional support, we will work closely with the management team, while undertaking the search for a new CEO with the experience and background to successfully lead the Company forward and take full advantage of its long-term potential in both international and domestic markets, to deliver value for customers and shareholders”,” said Mr. Schmitt. “
Mr. Schmitt has more than 45 years of executive, operational, technological and financial experience all around the world. He currently serves as CEO of MBTH Technology Holdings and as lead director and board member of XG Technologies, Inc. Mr. Kunz, a citizen of Switzerland, has more than 25 years of business, finance and operational experience working for German, British and American Companies in the Information Technology Business, where he served in executive positions. He currently develops and implements as independent consultant, managing partner and investor innovative business models for residential properties with a focus in Munich for his own portfolio and third parties.
The Board expresses its gratitude to Mr. Hastings for his valued service to SecureAlert over the last five years and wishes him well with his future endeavors.
About SecureAlert, Inc.
SecureAlert is a leading international provider of reliable electronic monitoring solutions, case management and services widely utilized by law enforcement agencies worldwide. SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office. The Company delivers highly reliable intervention technologies and peace-of-mind through programs which allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems. To learn more about SecureAlert, Inc., please visit www.securealert.com.